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                                 ICT GROUP, INC.
                              AMENDED AND RESTATED
                             SHAREHOLDERS' AGREEMENT

         This AGREEMENT dated as of October 16, 2000 between and among ICT GROUP, INC., a Pennsylvania Corporation (the "Company") and JOHN J. BRENNAN ("JBrennan") and DONALD P. BRENNAN ("DBrennan") (JBrennan and DBrennan are sometimes hereinafter together called the "Original Shareholders" and individually, an "Original Shareholder") and the persons listed on Exhibit A hereto (the Original Shareholders, together with such persons listed on Exhibit A and any other person or entity which may hereafter become a shareholder of the Company and which may hereafter become a party to this Agreement, are sometimes collectively called the "Shareholders" and individually, a "Shareholder").

                                  INTRODUCTION

         The Company has authorized 40,000,000 shares of Common Stock, $.01 par value, of which 11,925,200 are outstanding (the "Voting Shares") and has authorized 5,000,000 shares of Preferred Stock, $.01 par value, of which no shares are currently outstanding.. The Shareholders presently own shares of the Company's Common Stock and may in the future own additional shares of the Company's capital stock. As of February 2, 1996, the date of the previous amendment and restatement of this Agreement, each of the Original Shareholders


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owned both voting and non-voting shares of the Company. As of February 2, 1996, the Original Shareholders entered into a Voting Trust Agreement as Shareholders and Co-Trustees and each of them transferred all of his voting shares to the Voting Trust in exchange for Voting Trust Certificates (the voting shares transferred to the Voting Trust as of February 2, 1996 are herein referred to as "Original Voting Trust Shares" and all of the shares of the Company and the Voting Trust Certificates are herein collectively referred to as, whether now or hereafter held, the "Shares"). Pursuant to a subsequent recapitalization of the Company, each of the Original Shareholders acquired additional voting shares and transferred such additional voting shares to the Voting Trust pursuant to the terms of this Agreement as then in effect. As of the date hereof, DBrennan holds Voting Trust Certificates representing 2,250,000 Shares of Company stock (all of which are Original Voting Trust Shares) and JBrennan owns Voting Trust Certificates representing 4,096,500 Shares of Company stock (of which 2,250,000 are Original Voting Trust Shares).

         The Shareholders and the Company have agreed that it would be in their best interests to amend and restate their Shareholders' Agreement of April 13, 1987 as further amended and restated on February 2, 1996 in order to reflect in writing the restrictions on the transfer of the Shares and obligations relating to the disposition of the Shares which each will have to the other as follows:



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         NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound hereby, the Shareholders and the Company agree as follows:

          1.      Restrictions on Transfer and Issuance.

                  (a) Restrictions on Shareholders. No Shareholder shall sell, assign, transfer, give, bequeath, devise, donate or otherwise dispose of, or pledge, deposit or otherwise encumber ("Transfer"), in any way or manner whatsoever, whether voluntary or involuntary, any of the Shares now or hereafter owned (of record or beneficially) by him or her except as expressly provided in this Agreement and in accordance with its terms and conditions or, subject to subparagraph 2(d) hereof, in connection with a sale of Company stock pursuant to a registration statement filed under federal securities laws (a "Public Offering").
                  (b) Restrictions on the Company.

                           (i) The Company shall not cause or permit the
transfer of any Shares of the Company to be made on its books except to reflect
(A) a transfer of Shares made pursuant to the terms of this Agreement or (B) subject to subparagraph 1(b)(iii) below, a sale of Shares of the Company pursuant to a Public Offering or (C) subject to subparagraph 1(b)(ii) below, a transfer of Shares duly issued by the Board of Directors for the business purposes of the Company including, but not limited to, acquiring interests in other businesses or entities, satisfying the exercise of stock options granted in the ordinary course of business and restructuring or recapitalizing the Company.



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                           (ii) Except to the extent provided in subparagraph
1(b)(iv) hereof, after the death of either Original Shareholder, the Company shall not do any of the following: (A) issue or transfer (whether by gift, sale, pursuant to a merger or otherwise) capital stock of the Company if such issue or transfer would result in a Disproportionate Effect (as hereinafter defined); (B) issue any warrants, options or other rights to subscribe to or purchase capital stock of the Company unless, with respect to any such issue, all such warrants, options or other rights are identical and the simultaneous exercise of all such warrants, options or other rights would not result in a Disproportionate Effect;
(C) issue any securities, instruments or rights convertible into capital stock of the Company unless, with respect to any such issue, all such securities, instruments or rights are identical and the simultaneous conversion of all such securities, instruments or rights would not result in a Disproportionate Effect; or (D) purchase, redeem or otherwise acquire any Shares unless, with respect to any such purchase, redemption or acquisition of Shares, all such Shares are purchased, redeemed or acquired on identical terms and such purchase, redemption or acquisition does not result in a Disproportionate Effect. An action will be deemed to result in a Disproportionate Effect if such action disproportionately affects (including, but not limited to, by dilution of number of shares, voting rights or value) the relative stockholdings of DBrennan and his Permitted Donees (as hereinafter defined) considered as a group and JBrennan and his Permitted Donees considered as a group, determined with respect to both groups immediately prior to the action.



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                           (iii) In the event of a Public Offering pursuant to
which Shareholders are permitted to sell Shares, the Company and the Board of Directors shall use their best efforts to take such action so as to enable each Original Shareholder and each Permitted Donee of an Original Shareholder who is otherwise permitted to and elects to sell Shares in such Public Offering (all of whom in the aggregate are hereinafter referred to as "the Selling Brennan Shareholders") to sell that fraction of the total number of registered Shares permitted to be sold by the Selling Brennan Shareholders in such Public Offering, the numerator of which is the number of Shares (other than Original Voting Trust Shares required to be retained in the Voting Trust) owned by such Shareholder and the denominator of which is the total number of shares (other than Original Voting Trust Shares required to be retained in the Voting Trust) owned by all such Selling Brennan Shareholders. Notwithstanding the foregoing provisions of this subparagraph, if both Original Shareholders are living and mutually agree, the foregoing allocation may be altered.

                           (iv) Subparagraph 1(b)(ii)(B) hereof shall not apply
after a Public Offering of Company Stock to warrants, options or other rights to subscribe to or purchase capital stock of the Company issued to an Original Shareholder who is actively involved in the management of the Company as compensation for services rendered by such Original Shareholder as an employee of the Company provided that such warrants, options or other rights are issued upon the recommendation of the Compensation Committee of the Board of



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Directors (and such Committee shall be comprised of unaffected directors) and approval by the Shareholders. For these purposes, an Original Shareholder will be deemed to be actively involved in the management of the Company if such Original Shareholder holds the position of President and Chief Executive Officer (or a position of comparable status and responsibility) of the Company.

                           (v) The Company shall not enter into any agreement
relating to registration rights with respect to Company Shares that would result in registration rights with respect to Shares owned by DBrennan and his Permitted Donees being other than identical to registration rights with respect to Shares owned by JBrennan and his Permitted Donees.

         2.       Shareholder's Limited Right to Dispose of Shares.

                  (a) Permitted Transfers. A Shareholder may transfer, sell, assign, donate, bequeath or otherwise dispose of Shares held by such Shareholder (or represented by a Voting Trust Certificate held by such Shareholder) to a Permitted Donee (any such transfer, sale, assignment, donation or other disposition is referred to herein as a "Transfer") provided that the Permitted Donee shall execute a Joinder to this Agreement (in the form attached hereto as Exhibit B) prior to or contemporaneously with the transfer of the Shares or the Voting Trust Certificate or Certificates representing such Shares and agree to be bound thereafter by all of the terms and provisions of this Agreement.

                  (b)      Permitted Donee Defined.



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                           (i) Permitted Donees of Original Shareholders. With
respect to an Original Shareholder, a Permitted Donee is any of (A) the wife and descendants of such Original Shareholder and (B) a trust of which any of the Original Shareholders and persons described in the preceding clause (A) are the sole beneficiaries (such Permitted Donees are referred to herein from time to time as the context requires as "DBrennan Permitted Donees" or "JBrennan Permitted Donees").

                           (ii) Permitted Donees of Other Shareholders. With
respect to a Shareholder other than an Original Shareholder, a Permitted Donee is any of (A) the Original Shareholder who is the ancestor of such Shareholder (or the ancestor of the beneficiary or beneficiaries of such Shareholder if the Shareholder is a Trust), (B) the wife and descendants of such Original Shareholder, (C) the descendants of such Shareholder and (D) a trust of which any of the persons referred to in the preceding clauses (A),(B) and (C) are the sole beneficiaries.

                  (c)      Limited Right to Sell Shares to Third Parties.

                           (i) Bona Fide Offer to Purchase Shares. If any
Shareholder shall at any time during his lifetime desire to sell all or any of his Shares to any person other than a Permitted Donee of such Shareholder, such Shareholder (hereinafter sometimes called the "Selling Shareholder") shall obtain a bona fide written offer which he desires to accept (hereinafter called the "Offer") to purchase Shares owned by such Shareholder for a fixed cash price



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(which may be payable over time). Any such Offer may be with respect to all, or less than all, of such Selling Shareholder's Shares provided that any such Offer with respect to Original Voting Trust Shares held in the Voting Trust for the benefit of JBrennan or a JBrennan Permitted Donee (or Voting Trust Certificates representing any such shares) must also include an offer to purchase an equal number of Original Voting Trust Shares then held in the Voting Trust for the benefit of DBrennan and DBrennan Permitted Donees (or Voting Trust Certificates representing such shares) (such shares herein referred to as the "DBrennan Tag Along Shares") at the same price and on the same terms. Each of DBrennan and the DBrennan Permitted Donees who holds one or more Voting Trust Certificates as of the date of the offer shall be deemed to be the offeree (and may accept or reject such offer in his, her, their or its sole discretion) with respect to that number of DBrennan Tag Along Shares determined by multiplying the aggregate number of DBrennan Tag Along Shares by a fraction, the numerator of which is the number of Original Voting Trust Shares then held in the Voting Trust beneficially owned by such offeree and the denominator of which is the aggregate number of Original Voting Trust Shares then held in the Voting Trust beneficially owned by DBrennan and all DBrennan Permitted Donees. An offer to purchase DBrennan Tag Along Shares shall not be subject to this paragraph 2(c). The Offer shall set forth its date, the proposed price per Share, and the other terms and conditions upon which the purchase is proposed to be made, as well as the name and address of the prospective purchaser. "Prospective Purchaser" as used herein



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shall mean the prospective record owner or owners of the Shares subject of the
Offer and all other persons and entities proposed to have a beneficial interest in such Shares. The Selling Shareholder shall transmit copies of the Offer to the Company and to the other Shareholders ("Offeree Shareholders") within seven
(7) days after his or her receipt of the Offer.

                           (ii) Options of the Offeree Shareholders. Transmittal
of the Offer to the Offeree Shareholders by the Selling Shareholder shall constitute an offer by the Selling Shareholder to sell all, but not less than all, of his or her Shares as to which the Offer is made to the Offeree Shareholders at the price and upon the terms set forth in Paragraph 4. For a period of sixty (60) days after the submission of the Offer to the Offeree Shareholders, the Offeree Shareholders shall have the option, exercisable by written notice to the Selling Shareholder with a copy to each of the other Shareholders and to the Company, to accept the Selling Shareholder's offer. Each Offeree Shareholder who shall exercise this option shall agree, by doing so, to purchase that proportionate part of the Selling Shareholder's remaining Shares which the number of Shares owned by such Offeree Shareholder bears to the total number of Shares owned by all Offeree Shareholders (or in such proportions as the Offeree Shareholders may agree among themselves).

                           (iii) Further Options of Offeree Shareholders. In the
event that one (1) or more of the Offeree Shareholders does not exercise his or her option in accordance with subparagraph 2(c)(ii), the Offeree Shareholders who



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exercised their options pursuant to subparagraph 2(c)(ii) shall have further options for a period of thirty (30) additional days following expiration of the sixty-day period set forth in subparagraph 2(c)(ii) to accept the Selling Shareholder's offer as to the Selling Shareholder's then remaining Shares, and each such Offeree Shareholder who shall exercise this further option shall agree, by doing so, to purchase that proportionate part of the Selling Shareholder's then remaining Shares which the number of Shares owned by such Offeree Shareholder bears to the total number of Shares owned by all of the Offeree Shareholders exercising their option pursuant to this subparagraph 2(c)(iii) (or in such other proportions as such Offeree Shareholders may agree among themselves).

                           (iv) Option of Company. In the event that the Offeree
Shareholders do not exercise their options with respect to all of the Shares in accordance with subparagraphs 2(c)(ii) or 2(c)(iii), the Selling Shareholder shall, upon notice from the Offeree Shareholders of their decision not to accept the Selling Shareholder's offer as to all of the Shares, or upon expiration of the sixty-day option period referred to in subparagraph 2(c)(ii) if all Offeree Shareholders fail to give notice or exercise their options as aforesaid, or at the end of the cumulative ninety (90) day options periods described in subparagraphs 2(c)(ii) and 2(c)(iii) if any Offeree Shareholder exercised his option pursuant to 2(c)(ii), be deemed to have offered in writing to sell all, but not less than all, of his remaining Shares as to which the Offer relates (those not to be sold to the Offeree Shareholders) to the Company at the price and upon the terms set forth in



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Paragraph 4 at which time the Company shall have the option for a period of thirty (30) days, exercisable by written notice to the Selling Shareholder with a copy to the Offeree Shareholders, to accept the Selling Shareholder's Offer as to the Selling Shareholder's remaining Shares.

                           (v) Acceptance of the Bona Fide Offer. If, at the end
of the option periods described in subparagraphs 2(c)(ii) through 2(c)(iv), options have not been exercised by the Offeree Shareholders and/or the Company to purchase all of the Selling Shareholder's Shares as to which the Offer relates, then any options so exercised shall be null and void and the Selling Shareholder shall be free for a period of forty (40) days thereafter to sell all, but not less than all, of his or her Shares as to which the Offer relates to the prospective purchaser at the price and upon the terms and conditions set forth in the Offer. If such Shares are not so sold within the aforesaid forty-day period, the Selling Shareholder shall not be permitted to sell such Shares without again complying with this Paragraph 2.

                  (d)     Special Rules Relating to Shares Held in Voting Trust.

                           (i) Except as otherwise provided herein, no
Shareholder shall, without the unanimous consent of the Voting Trust Trustees, Transfer any Original Voting Trust Shares or Voting Trust Certificates representing such Original Voting Trust Shares other than (A) to a Permitted Donee of such Shareholder, (B) pursuant to subparagraph 2(d)(iii) hereof or (C) pursuant to paragraph 3 hereof; provided, however, that JBrennan may sell Original Voting Trust Shares pursuant to subparagraph 2(c) without the consent of



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the Voting Trustees and, in the case of such a sale, DBrennan and/or DBrennan
Permitted Donees may sell Original Voting Trust Shares which are DBrennan Tag Along Shares as defined in such subparagraph 2(c) without the consent of the Voting Trust Trustees.

                           (ii) Any transfer by any Shareholder of an interest
in the Original Voting Trust Shares to an Original Shareholder, a permitted Donee of an Original Shareholder or the Company which is permitted under the terms of this Agreement while such Shares continue to be held in the Voting Trust shall be accomplished and documented solely by a transfer of the Voting Trust Certificate(s) representing such Original Voting Trust Shares and such Shares shall continue to be held in the Voting Trust in accordance with the terms of this Agreement and of the Voting Trust. A sale of Original Voting Trust Shares made in accordance with the provisions of this Agreement to a purchaser other than an Original Shareholder, a Permitted Donee of an Original Shareholder or the Company shall entitle such purchaser to take title to such Shares free of the Voting Trust. (iii) If the value of any Shares (including Shares represented by Voting Trust Certificates) is includible in the taxable estate of DBrennan, DBrennan's wife, JBrennan or JBrennan's wife, for purposes of the determination of any estate, inheritance or other death taxes, the executor of such individual's Will (or other fiduciary or person who is the registered owner of the Shares or Voting Trust Certificates representing such Shares and who is primarily



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responsible for the payment of or reimbursement for such taxes imposed with respect to such Shares) may sell a sufficient number of such Shares to pay or reimburse for such taxes (taking into account any income taxes which may become payable by reason of such sale). Any such sale shall be made subject to the provisions of subparagraph 2(c) hereof, but without any requirement that an Offer to purchase Original Voting Trust Shares includible in the taxable estate of JBrennan or JBrennan's wife must also include an offer to purchase shares (or Voting Trust Certificates) of any other Shareholder. Shares sold pursuant to this subparagraph shall be Shares other than Original Voting Trust Shares to the maximum extent possible. For purposes of this subparagraph, the amount of any estate, inheritance or other death tax imposed with respect to Shares includible in the taxable estate of DBrennan, DBrennan's wife, JBrennan or JBrennan's wife shall be the excess of the amount of such tax, and the interest and penalties thereon, actually paid over the amount of such tax, and interest and penalties thereon, which would have been payable if such Shares were not included in the taxable estate and if any deduction allowed in respect thereof had not been allowed.

                  (e) Shares of Controlled Corporation. This paragraph 2 shall apply to shares of any corporation other than the Company of which more than 50% of the voting stock (i) was acquired in a merger or consolidation with the Company, by a sale of Company assets or in one or more exchanges for Company stock and (ii) is held in the aggregate by any combination of the Original



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Shareholders, their Permitted Donees and the Company (hereinafter referred to as a "Controlled Corporation") as if such shares were shares of the Company.

          3.      Transfer by Operation of Law; Entry of Divorce Decree.

                  (a) The parties agree that the interests of the Company and its Shareholders would be seriously affected by any sale or disposition of any Shareholder's Shares (including Shares owned by a Permitted Donee) by any legal or equitable proceedings against such Shareholder. Accordingly, it is hereby covenanted and agreed that in the event that: (i) any Shareholder shall be adjudicated a bankrupt; (ii) bankruptcy, insolvency, reorganization, arrangement, debt adjustment, liquidation or receivership proceedings in which any Shareholder is alleged to be insolvent or unable to pay his debts as they mature, are instituted by or against such Shareholder and, if instituted against such Shareholder, such Shareholder shall consent thereto or admit in writing the material allegations of the petitions filed in said proceedings; (iii) there is an entry of a decree or order for relief by a court having jurisdiction in the premises in respect of any Shareholder in an involuntary case under the Federal bankruptcy laws against any Shareholder or any Shareholder commences a voluntary case under such laws; (iv) any of the Shares of any Shareholder are attached;
(v) any judgment is obtained in any legal or equitable proceeding against any Shareholder and the sale of any of his Shares is threatened under legal process as a result of such judgment; or (vi) any execution process is issued against any Shareholder's Shares, then and in any such event, the other Shareholders and the Company shall have options to



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purchase such Shareholder's Shares in accordance with the provisions of subparagraphs 2(c)(ii) through 2(c)(iv) in the same manner as if the other Shareholders and the Company had received notice of an Offer under subparagraphs 2(c)(ii) through 2(c)(iv) on the date that the Company receives notice of an event described above. The price and terms of purchase pursuant to the exercise of options granted in this Paragraph 3 shall be those set forth in subparagraph 4(b).

                  (b) Upon the entry of a decree or judgment of divorce or dissolution, or the execution of a separate maintenance, property settlement or separation agreement which involves the sale or transfer of all or a portion of a Shareholder's Shares (including Shares previously transferred pursuant to Paragraph 2), then and in such event, the other Shareholders and the Company shall have options to purchase such Shareholder's Shares that are subject to sale or transfer under such decree, judgement or agreement in accordance with the provisions of subparagraphs 2(c)(ii) through 2(c)(iv) in the same manner as if the other Shareholders and the Company had received notice of an Offer under subparagraphs 2(c)(ii) through 2(c)(iv) on the date that the Company receives notice of an event described above. The price and terms of purchase pursuant to the exercise of options granted in this Paragraph 3 shall be those set forth in subparagraph 4(b).

                  (c) This paragraph 3 shall apply to shares of a Controlled Corporation as defined in subparagraph 2(e) hereof.



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          4.      Purchase Price and Terms; Settlement.

                  (a) Settlement for the purchase of Shares by the Company or by a Shareholder pursuant to the options granted in subparagraphs 2(c)(ii) through 2(c)(iv) shall be made within sixty (60) days following the date of exercise of the last option exercised. If the Selling Shareholder is selling pursuant to a bona fide written offer, the purchase price per Share and the terms of payment shall be the price per Share contained in the Offer referred to in subparagraph 2(c)(i), payable upon the terms of payment contained in the Offer. With respect to the election of a purchaser to purchase Shares at the price and upon the terms of payment contained in the Offer, "terms of payment" shall mean the times of payments of principal and interest subsequent to settlement, the interest rate with respect to the deferred purchase price, and any collateral security for the payment of deferred purchase price; the purchaser shall not be obligated to provide any equivalent with respect to escrow provisions or other terms of the Offer. Any collateral security to be provided by the purchaser need not be of the same character as the collateral security provided for in the Offer if such collateral security is unique, but shall reasonably approximate the value of the collateral security provided for in the Offer; provided, however, that the collateral security to be provided by a purchaser need not under any circumstances exceed in value by more than ten percent (10%) the amount of principal payable subsequent to settlement.

                  (b) Settlement for the purchase of Shares by the Company or by a Shareholder pursuant to the options granted in Paragraph 3 shall be within



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sixty (60) days following the date of exercise of the last option exercised. The purchase price per share and the terms of payment shall be the Fair Market Value of such Shares (as determined by and defined in subparagraph 4(c)) payable in twenty (20) successive equal quarter-annual installments of principal commencing on the settlement date, together with quarter-annual payments of interest on the unpaid principal balance at the Interest Rate (as defined in Paragraph 8).

                  (c) Fair Market Value; Appraiser. For purposes of this Agreement, as of any date, the Fair Market Value of a Share shall be the value of the entire Company as of such date divided by the number of outstanding Shares as of such date. The value of the Company shall be determined by an independent appraiser experienced in valuing closely-held businesses similar to the Company's business employing a methodology substantially similar to that methodology employed by Gabriel Nagy in an appraisal dated March 17, 1995 (valuing the Company as of February 28, 1995) and attached hereto as Exhibit C. The independent appraiser shall be chosen by the Selling Shareholder from a list of three such appraisers supplied to the Selling Shareholder by the Company. The decision of the independent appraiser chosen by the Selling Shareholder pursuant to this Section shall be binding on all the parties to this Agreement. The cost of such appraisal shall be paid by the Company.

                  (d) All settlements for the purchase and sale of Shares pursuant to the options granted in subparagraphs 2(c)(ii) through 2(c)(iv) and pursuant to Paragraph 3 shall, unless otherwise agreed to by all of the Prospective Purchasers



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and Selling Shareholders, be held at the principal executive offices of the
Company during regular business hours. The precise date and hour of settlement shall be fixed by the Prospective Purchaser or Purchasers (within the time limits allowed by the provisions of this Agreement) by notice in writing to the Selling Shareholder(s) given at least five (5) days in advance of the settlement date specified. In the event that the Prospective Purchaser(s) or Selling Shareholder(s) involved in a settlement cannot agree on a precise time of settlement, the precise time of settlement (within the time limits allowed by the provisions of this Agreement) shall be fixed by the President of the Company by five (5) or more days' written notice to the Prospective Purchasers and Selling Shareholders.

          5.      Purchase of DBrennan's Shares Upon His Death.

                  (a) Purchase by JBrennan or JBrennan Permitted Donee. Beginning on the date of death of DBrennan and ending on the date which is one hundred and eighty (180) days after DBrennan's date of death, JBrennan (only if he is then living) shall have the option to purchase the Shares held directly or indirectly by DBrennan's estate or any DBrennan Permitted Donee (collectively, "DBrennan's Shareholders"), any such purchase to be on the terms and conditions set forth herein. JBrennan may assign all or any portion of the option hereunder to a JBrennan Permitted Donee, provided that any such assigned option may be exercised only during the lifetime of JBrennan (any of JBrennan or a JBrennan Permitted Donee who purchases Shares pursuant to this Paragraph 5 is hereinafter referred to as a "JBrennan Purchaser" and any DBrennan Shareholder who sells



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Shares pursuant to this paragraph 5 is hereinafter referred to as a "DBrennan
Seller"). The purchase price of any Shares purchased pursuant to this subparagraph 5(a) shall be the Fair Market Value of such Shares (as determined pursuant to subparagraph 4(c)) as of the date the JBrennan Purchaser delivers written notice to each DBrennan Shareholder that such JBrennan Purchaser is exercising the option hereunder (any such purchase and sale pursuant to this subparagraph 5(a) is hereinafter referred to as an "Estate Sale"). Any purchase pursuant to this subparagraph 5(a) shall be made from each DBrennan Shareholder in proportion to such DBrennan Shareholder's percentage ownership of the total number of Shares owned by all DBrennan Shareholders immediately prior to such purchase.

                  (b)      [intentionally left blank]

                  (c)      Deferred Consideration.

                           (i)  Obligation to Pay Deferred Consideration.  Upon
the occurrence of a Realization Event within five (5) years following an Estate Sale, an amount determined hereunder, if any, shall be payable as deferred consideration ("Deferred Consideration") to each DBrennan Seller in such Estate Sale on such terms and conditions as hereinafter set forth. No Deferred Consideration shall be payable with respect to a Realization Event that occurs more than five (5) years after an Estate Sale.

                           (ii) Realization Event Defined. For purposes of this
subparagraph (c), a Realization Event shall mean (A) the agreement to sell all or



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substantially all of the assets of the Company (an "Asset Sale") if such sale is consummated, (B) the agreement by JBrennan and/or his Permitted Donees to sell, directly or indirectly, collectively seventy-five percent (75%) or more of the Company stock owned by all such persons (a "Stock Sale") (including by merger or other disposition for consideration) if such sale is consummated, or (C) receipt by the Company or the Shareholders of the proceeds from a sale of the Company's common stock pursuant to a Public Offering.

                           (iii) Amount of Deferred Consideration.  The Deferred
Consideration payable in connection with a Realization Event shall be an amount equal to a percentage of the excess, if any, of (A) the DBrennan Seller's Constructive Interest in the Realization Event over (B) the face value of consideration received by such DBrennan Seller in the related Estate Sale (or, in the case of a second or subsequent Public Offering, the sum of the consideration received by such DBrennan Seller in such Estate Sale and all Deferred Consideration subsequently received by such DBrennan Seller with respect to such Estate Sale). The percentage referred to in the preceding sentence shall be one hundred percent (100%) if the Realization Event occurs within three (3) years after such Estate Sale, seventy-five percent (75%) if the Realization Event occurs within the fourth year following such Estate Sale and fifty percent (50%) if such Realization Event occurs within the fifth year following such Estate Sale.

                           (iv) Constructive Interest in Realization Event. For
purposes of subparagraph (c)(iii), a DBrennan Seller's Constructive Interest in a Realization Event with respect to an Estate Sale shall be the percentage of the Company's stock sold by such DBrennan Seller in such Estate Sale (adjusted to take account of any Shares sold by the Company in a Public Offering after such Estate Sale) multiplied by the total value of the Company as of the date of such Realization Event determined as follow:

                                    (A) Asset Sale. The value of the Company at
the time of an Asset Sale shall be the purchase price paid for the assets sold plus the book value of the remaining assets of the Company as of the end of the calendar month immediately preceding the sale less any fixed liabilities as shown on the books of the Company as of the date of the Asset Sale and the potential cost to the Company of its contingent liabilities as of the date of the Asset Sale as then determined by the Board of Directors of the Company in good faith. If the purchase price paid for such assets includes any non-cash consideration, the fair market value of such consideration shall be determined by an appraiser selected pursuant to subparagraph 4(c) and the cost of such appraisal shall be borne by the Company.

                                    (B) Stock Sale. The value of the Company at
the time of a Stock Sale shall be the price per share paid for the shares multiplied by the number of shares of common stock of the Company then outstanding. If the purchase price paid for such common stock includes any non-cash consideration, the fair market value of such consideration shall be determined by an appraiser selected pursuant to subparagraph 4(c) and the cost of such appraisal shall be borne by persons selling the common stock.

                                    (C) Public Offering. The value of the
Company at the time of a Public Offering shall be (a) the price per share at which the Shares are sold at the closing of the Public Offering less any allocable brokers' or underwriters' commissions per share multiplied by (b) the number of common stock shares outstanding immediately after the closing of the Public Offering.

                  (d) Purchase of Shares and Payment of Deferred Consideration.

                           (i)  Settlement. Settlement for purchase of Shares
under this Paragraph 5 shall be made within thirty (30) days after the date on which the JBrennan Purchaser gives written notice to all DBrennan Shareholders that such JBrennan Purchaser is exercising the option to purchase under subparagraph 5(a). Any such settlement shall, unless otherwise agreed to by all the parties, be held at the principal executive offices of the Company during regular business hours. The precise date and hour shall be fixed by JBrennan, within the time limits allowed by the provisions of this Agreement, by notice in writing to each DBrennan Shareholder given at least five (5) days in advance of the settlement date specified.

                           (ii) Transfer of Stock Certificates. At any
settlement pursuant to this Agreement, the stock certificate or certificates representing the Shares being sold shall be delivered by the DBrennan Seller to the JBrennan Purchaser, duly endorsed for transfer or with executed stock powers attached, with any necessary documentary and transfer tax stamps affixed by the DBrennan Seller. If the transfer is pursuant to this Paragraph 5, the personal representatives of DBrennan's estate shall, upon request of a JBrennan purchaser, provide prior to the date of settlement, evidence reasonably satisfactory to such JBrennan Purchaser of the seller's legal status as such personal representatives.

                           (iii)    Payment of Purchase Price.

                                    (A) Issuance of Promissory Note. Each
JBrennan Purchaser of Shares shall pay the cash portion, if any, of the purchase price at settlement. In addition, each JBrennan Purchaser shall issue a promissory note, in the form attached hereto as Exhibit D to the DBrennan Seller whereby such JBrennan Purchaser agrees (A) to pay the unpaid portion, if any, of the purchase price, such amount to bear interest at the Interest Rate (as defined in Paragraph 8) and to be paid over ten (10) years in equal annual installments, provided that all amounts payable under the promissory note shall become immediately due and payable on the settlement of a cash sale of stock (including a Public Offering) or assets described in subparagraph 5(c)(ii) if Deferred Consideration with respect to the Shares purchased with such promissory note becomes payable in cash as a result of such sale and (B) to pay any Deferred Consideration payable with respect to such Shares pursuant to subparagraph 5(c) above, and except to the extent such Deferred Consideration is paid or required to be paid in cash, Shares or other property as provided herein, to execute a separate promissory note with respect to such Deferred Consideration within thirty (30) days of the Realization Event which causes such Deferred Consideration to become payable, pursuant to which the Deferred Consideration shall bear interest at the Interest Rate (as defined in Paragraph 8) and be payable over ten (10) years in equal annual installments.

                                    (B) Security for Promissory Notes.  The
promissory note (including the obligation to pay Deferred Consideration with respect to the purchased Shares) shall be a personal obligation of the JBrennan Purchaser which issues such promissory note and, in the case of a promissory note issued by any person or entity other than JBrennan, shall be personally guaranteed by JBrennan if he is living at the time such promissory note is issued. In addition, each JBrennan Purchaser shall pledge the purchased Shares as security for the obligations under such promissory note and any promissory note subsequently issued with respect to Deferred Consideration.

                           (iv)     Payment of Deferred Consideration.

                                    (A) Realization Event Other Than Public
Offering by Company. If Deferred Consideration becomes payable by reason of a Realization Event other than a sale of stock by the Company pursuant to a Public Offering, such Deferred Consideration shall be payable within thirty (30) days of such Realization Event in cash provided that if any portion of the consideration received in the Realization Event was property other than cash the Deferred Consideration shall be paid in cash or in cash and such other property in the same proportions as the same were paid in such Realization Event.

                                    (B) Public Offering by Company. If Deferred
Consideration becomes payable by reason of a sale of stock by the Company pursuant to a Public Offering, such Deferred Consideration shall be payable within thirty (30) days of the closing of such Public Offering by cash, promissory note, Shares or any combination thereof as the JBrennan Purchaser shall determine, subject to the following limitations:

                                    (I) Shares applied to the payment of
Deferred Consideration must have identical rights (including registration rights) as those retained by the JBrennan Purchaser;

                                    (II) Shares applied to the payment of
Deferred Consideration shall be valued at the same per share value used in determining the amount of Deferred Consideration payable;

                                    (III) Shares may not be applied to the
payment of Deferred Consideration if, immediately after such Public Offering, more than seventy-five percent (75%) of the outstanding stock of the Company is held by persons other than Original Shareholders and Permitted Donees of Original Shareholders; and

                                    (IV) Any promissory note issued in payment
of Deferred Consideration shall be upon the same terms and conditions set forth in subparagraph 5(d)(iii) (other than those specifically applicable to Deferred Consideration but including those relating to the security for such promissory notes).

                           (C)      Contingent Obligation of Transferee to Pay
Deferred Consideration. In the event that a JBrennan Purchaser shall have died or ceased to exist prior to the time Deferred Consideration becomes payable with respect to the purchased Shares, the transferee of such Shares shall pay such Deferred Consideration with respect to such Shares and, except to the extent such Deferred Consideration is payable in cash pursuant to subparagraph 5(d)(iv)(A) or such transferee pays such Deferred Consideration with Shares in accordance with subparagraph 5(d)(iv)(B), shall execute a promissory note for such Deferred Consideration and pledge such Shares as security, all on the terms as set forth in subparagraph 5(d)(iii).

         6.       Voting Trust.

         The Original Shareholders have previously transferred their Voting Shares in the Company to a voting trust (the "Voting Trust") created under Agreement dated February 2, 1996 and amended and restated as of even date herewith entered into by JBrennan and DBrennan as Shareholders and Trustees, a copy of which is attached hereto as Exhibit E. Except to the extent otherwise provided herein, the Original Voting Trust Shares now held in the Voting Trust shall not be removed from the Voting Trust except in accordance with its terms.

         7. Transfer not in Accord with this Agreement. The Company will not, nor be compelled to, recognize any transfer made other than in accordance with the terms of this Agreement; and Company will not, nor be compelled to, issue any certificate representing any Shares to any person who has received such

Shares in a transfer made other than in accordance with the terms of this Agreement or one of such similar agreements.

         8.       Interest Rate.

                  (a) For purposes of this Agreement, "Interest Rate" shall mean the minimum rate for payments of interest that is required pursuant to the Internal Revenue Code of 1986, as amended (the "Code") (or any successor statute) or regulations thereunder, and/or any provision of an Act of Congress which does not become part of the Code, in order that (i) there be adequate stated interest for purposes of Section 1274 of the Code and/or (ii) no part of the principal payments provided hereunder be treated as interest by virtue of the application of any section of the Code (or any successor statute) or regulations thereunder, and/or the application of any applicable Act of Congress which does not become part of the Code; provided, however, that if such rate exceeds the highest legal rate permitted by applicable law (the "Maximum Legal Rate") then the Interest Rate shall be reduced to the Maximum Legal Rate.

                  (b) Notwithstanding the foregoing, the parties agree that, for Federal income tax purposes, each payment of principal shall be treated by the parties to this Agreement as interest rather than as principal to the minimum extent necessary under the Internal Revenue Code of 1986, as amended, (the "Code") (or any successor statute) or regulations thereunder, and/or any provision of an Act of Congress which does not become part of the Code, in order that (i) there be adequate stated interest for purposes of Section 1274 of the Code and/or

(ii) no other part of the principal payments provided hereunder be treated as interest by virtue of the application of any section of the Code (or any successor statute) or regulations thereunder, and/or the application of any applicable Act of Congress which does not become part of the Code.

         9.       Tax Matters.

                  (a) Taxes Withheld. Unless treated as a Tax Payment Loan (as hereinafter defined), any amount paid by the Company for or with respect to any Shareholder on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Company pursuant to the Code, the Treasury Regulations, or any state or local statute, regulation or ordinance requiring such payment (a "Withholding Tax Act") shall be treated as a distribution to such Shareholder for all purposes, consistent with the character or source of the income, profits or cash which gave rise to the payment or withholding obligation. To the extent that the amount required to be remitted by the Company under the Withholding Tax Act exceeds the amount then otherwise distributable to such Shareholder, the excess shall constitute a full recourse loan from the Company to such Shareholder (a "Tax Payment Loan") which shall be payable upon demand and shall bear interest, from the date that the Company makes the payment to the relevant taxing authority. So long as any Tax Payment Loan or the interest thereon remains unpaid, the Company shall make future distributions due to such Shareholder, and to any transferee of such Shareholder's Shares, by applying the amount of any such distribution first to the payment of any unpaid interest on all Tax Payment Loans of such Shareholder and then to the repayment of the principal of all Tax Payment Loans of such Shareholder. The Board of Directors shall have the authority to take all actions necessary at law or in equity to enable the Company to comply with the provisions of any Withholding Tax Act applicable to the Company and to carry out the provisions of this subparagraph.

                  (b) Death of Shareholder. To the extent that Shares of a Shareholder are to be sold upon the Shareholder's death pursuant to the provisions of this Agreement, the sale will be assumed to have been effective automatically immediately after the Shareholder's death, and the date of settlement with respect to such sale will be deemed to have been the date of the Shareholder's death for all purposes including for the calculation of interest on any balance of purchase price unpaid at settlement. From and after the effective date of the sale pursuant to the immediately preceding sentence, the estate or other successor-in-interest to the decedent Shareholder shall have no right to vote the Shares sold and shall not be entitled to any distributions from the Company with respect to such Shares.

                  (c) Tax Controversies. The Company and the Shareholders agree that, pursuant to Section 6244 of the Code, unless and until Shareholders owning shares representing a majority of the issued and outstanding voting shares of Common Stock of the Company agree to the contrary, JBrennan shall serve as the "tax matters person" for the Company. The cost of contesting any challenge to a tax return of the Company by the Internal Revenue Service, or a state or local administrative agency, in any forum, judicial or administrative, shall be borne by the Company.

                  (d) Tax Elections. Upon receipt of a request from the majority of the Shareholders, the Shareholders agree to make or consent to such tax elections or adjustments as such majority of the Shareholders deems to be in the Company's interest and the interest of its Shareholders as a group.

         10. Endorsement on Stock Certificates. Each certificate representing any of the Shares now held by a Shareholder or any Shares hereafter held by a Shareholder will bear a legend in substantially the following form:

                  "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF A SHAREHOLDERS' AGREEMENT DATED APRIL 13, 1987 AS AMENDED AND RESTATED ON FEBRUARY 2, 1996, AND AS FURTHER AMENDED AND RESTATED ON OCTOBER 16, 2000 A COPY OF WHICH IS ON FILE AND MAY BE INSPECTED AT THE OFFICE OF THE COMPANY."

         The Company shall issue replacement stock certificates with the foregoing legend to all Shareholders.

         11. Liquidation of Corporation; Public Offering. Notwithstanding any other provision of this Agreement, if at any time there is (i) a sale or exchange of all, or substantially all, of the Company's assets to be followed by liquidation of the Company, (ii) the voluntary dissolution of the Company, or
(iii) any sale of stock (including in a Public Offering) after which ninety percent (90%) or more of the Company's common stock is owned by Persons other than Original

Shareholders and Permitted Donees of Original Shareholders, this Agreement shall terminate except with respect to the provisions of Paragraph 5 relating to Estate Sales prior to such termination and Paragraphs 2, 3 and 4 with respect to the stock of any Controlled Corporation as defined in paragraph 2(e) hereof.

         12. Notices. Any and all notices, designations, consents, offers, acceptances or any other communications provided for herein will be given in writing by registered or certified mail, return receipt requested, which will be addressed, in the case of the Company, to its principal office and in the case of the Shareholders, to the address thereof appearing on the records of the Company or the residence thereof or to such other address as may be designated by any such Shareholder in writing to the Company and the other Shareholders.

         13. Rights, Obligations and Remedies. The rights and obligations under, and the remedies to enforce, this Agreement are joint and several as to the Company and each of its Shareholders with each being completely free to enforce any or all of the rights or obligations under this Agreement against any of the others with or without the concurrence or joinder of any of the others. The Shares are unique, and recognizing that the remedy at law for any breach or threatened breach by a party hereto of the covenants and agreements set forth in this Agreement would be inadequate and that any such breach or threatened breach would cause such immediate and permanent damage as would be irreparable and the exact amount of which would be impossible to ascertain, the parties hereto agree that in the event of any breach or threatened breach of any such covenant or agreement, in addition to any and all other legal and equitable remedies which may be available, any party hereto may specifically enforce the terms of this Agreement and may obtain temporary and/or permanent injunctive relief without the necessity of proving actual damage by reason of any breach or threatened breach hereof and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit and without notice.

         14. Subsequent Shareholders to Become Bound. Any person or entity not an original signatory hereto who becomes a Shareholder (other than a purchaser in a Public Offering or a purchaser of more than fifty percent (50%) of the Shares of the Company) shall be bound by all of the terms and provisions of, and shall be entitled to all the benefits and privileges of this Agreement. Before any person or entity not a party to this Agreement, including any person or entity to whom transfers of Shares may be made hereunder, may be entitled to be a shareholder of the Company, such person or entity shall be required first to execute and deliver to the Company an agreement pursuant to which such person or entity agrees to be bound by all of the terms and conditions of this Agreement (as it may have then been amended) thereby becoming a Shareholder, and the failure of any such person or entity so to do shall preclude such person or entity from becoming a shareholder of the Company.

         15. Entire Agreement; Amendment, Modification and Termination. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may be amended, modified or terminated at any time or times by the unanimous agreement in writing of the Company and its then Shareholders. No such amendment, modification or termination shall affect the right of any person or entity to receive, or the obligation of any person or entity to pay, on the terms and conditions of this Agreement, the purchase price (including any Deferred Consideration) for Shares sold pursuant to this Agreement prior to such amendment, modification or termination, or the right or obligation of any person or entity to sell or purchase Shares, on the terms and conditions of this Agreement, if the event giving rise to such right or obligation to sell or purchase Shares has in fact taken place prior to such amendment, modification or termination.

         16.      Miscellaneous.

                  (a) Indulgences, Etc. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

                  (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

                  (c) Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

                  (d) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one (1) or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                  (e) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                  (f) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                  (g) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

                  (h) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which Federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

                  (i) Exhibits. All Exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer and its corporate seal affixed hereto, and the Shareholders have signed this Agreement as of the date first above written.
Attest: ICT GROUP, INC.






------------------------------------           ------------------------------
                , Secretary                    John J. Brennan, President



------------------------------------           ------------------------------
Witness                                        Donald P. Brennan, as an
                                               Original Shareholder, a
                                               Trustee of the Voting Trust
                                               and a Trustee of the Trusts
                                               listed on Exhibit A hereto of
                                               which he is designated
                                               thereon as a Co-Trustee



------------------------------------           ------------------------------
Witness                                        John J. Brennan, as an
                                               Original Shareholder and
                                               Trustee of the  Voting Trust

------------------------------------           ------------------------------
Witness                                        Eileen Brennan Oakley, as
                                               Trustee of the Trusts listed on
                                               Exhibit A hereto of which
                                               she is designated thereon as a
                                               Co-Trustee



------------------------------------           ------------------------------
Witness                                        William T. Stevens, Jr., as
                                               Trustee of the Trusts listed on
                                               Exhibit A hereto of which
                                               he is designated thereon as
                                               Trustee

                                        JOINDER OF SPOUSE


         The undersigned PATRICIA A. BRENNAN, wife of DONALD P. BRENNAN, hereby acknowledges that she has read and approved the foregoing Shareholders Agreement and she does hereby consent and agree to be bound by its restrictions, terms and conditions.

Witness:


_____________________                       _________________________(SEAL)
                                                 Patricia A. Brennan

                                JOINDER OF SPOUSE


         The undersigned JEAN M. BRENNAN, wife of JOHN J. BRENNAN, hereby acknowledges that she has read and approved the foregoing Shareholders Agreement and she does hereby consent and agree to be bound by its restrictions, terms and conditions.

Witness:


_____________________                       _________________________(SEAL)
                                                  Jean M. Brennan

                                    EXHIBIT A

                SHAREHOLDER PARTIES TO THE SHAREHOLDERS AGREEMENT
                        OTHER THAN ORIGINAL SHAREHOLDERS

         (1) William T. Stevens, Jr., as Trustee of the separate trusts under The John J. Brennan Indenture of Trust for Children dated February 29, 1996 for the benefit of Jennifer K. Brennan, John J. Brennan, Jr., Kristen M. Brennan, Courtney J. Brennan, Kathryn J. Brennan and Thomas P. Brennan

         (2) Donald P. Brennan and Eileen Brennan Oakley, as Co-Trustees of the separate trusts under The Brennan Family 1996 Trust Agreement dated February 16, 1996 for the benefit of Eileen M. Brennan Oakley, Donald P. Brennan, Jr., Maureen C. Brennan, Patrick K. Brennan, Jonathan R. Brennan and Erin P. Brennan

         (3) Donald P. Brennan and Eileen Brennan Oakley, as Co-Trustees of the separate trusts under The Brennan Family 1997 Trust Agreement dated February 14, 1997 for the benefit of Eileen M. Brennan Oakley, Donald P. Brennan, Jr., Maureen C. Brennan, Patrick K. Brennan, Jonathan R. Brennan and Erin P. Brennan

         (4) Donald P. Brennan and Eileen Brennan Oakley, as Co-Trustees of The 1999 Donald P. Brennan Qualified Grantor Retained Annuity Trust dated April 5, 1999

         (5) Donald P. Brennan and Eileen Brennan Oakley, as Co-Trustees of The 2000 Donald P. Brennan Qualified Grantor Retained Annuity Trust dated February 28, 2000.

                                    EXHIBIT B

                           JOINDER OF PERMITTED DONEES


         The undersigned, as Permitted Donee of _______________________, does hereby acknowledge that he or she has read and approved the foregoing Shareholders'Agreement and does hereby consent and agree to be bound by its restrictions, terms and conditions.

Witness:


_________________________                       _______________________(SEAL)

                                    EXHIBIT C


                             GABRIEL NAGY APPRAISAL

                                    EXHIBIT D

                                 PROMISSORY NOTE

                                    EXHIBIT E

                                  VOTING TRUST